EXHIBIT 3.1

CERTIFICATE OF OWNERSHIP AND MERGER
MERGING
WENDY'S NAME CHANGE CORPORATION
INTO
WENDY'S/ARBY'S GROUP, INC.
(Pursuant to Section 253 of the General Corporation Law of the State of Delaware)
Wendy's/Arby's Group, Inc., a corporation organized and existing under and by virtue of the laws of the State of Delaware (the “Parent Corporation” or the “Company”), DOES HEREBY CERTIFY THAT:
1.    The Parent Corporation owns all of the issued and outstanding capital stock of Wendy's Name Change Corporation, a corporation organized and existing under and by virtue of the laws of the State of Delaware (the “Subsidiary Corporation”).
2.    The Subsidiary Corporation is hereby merged into the Parent Corporation, with the Parent Corporation being the surviving corporation (the “Merger”), pursuant to the resolutions of the Executive Committee of the Board of Directors of the Parent Corporation (the “Committee”), attached hereto as Annex A, adopted by the Committee by unanimous written consent in lieu of a meeting on June 30, 2011, which resolutions approve the Merger.
3.    The Parent Corporation shall be the surviving corporation of the Merger. The name of the Parent Corporation shall be amended in the Merger to be “The Wendy's Company”.
4.    The proposed Merger certified in this Certificate of Ownership and Merger has been adopted, approved, certified, executed, and acknowledged by the Parent Corporation pursuant to Section 253 of the General Corporation Law of the State of Delaware.
5.    The filing of this Certificate of Ownership and Merger, and thus the Merger, shall be effective at the time of the filing of this Certificate of Ownership and Merger.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parent Corporation has caused this Certificate of Ownership and Merger to be signed as of July 5, 2011, by a duly authorized officer, declaring that the facts stated herein are true.

WENDY'S/ARBY'S GROUP, INC.

By: /s/ Stephen E. Hare
Name: Stephen E. Hare
Title: Senior Vice President and Chief Financial Officer

Annex A
RESOLUTIONS OF THE EXECUTIVE COMMITTEE
OF THE BOARD OF DIRECTORS
OF WENDY'S/ARBY'S GROUP, INC.

Corporate Name Change
WHEREAS, the Board of Directors of the Company has previously granted to the Executive Committee all of the powers and authority of the Board of Directors of the Company in the management of the business and affairs of the Company; and
WHEREAS, the Executive Committee, acting under the powers and authority granted to it by the Board of Directors of the Company, has determined that it is in the best interests of the Company to change the name of the Company to “The Wendy's Company” by merging its wholly-owned subsidiary, Wendy's Name Change Corporation, into the Company (the “Merger”).
RESOLVED, that the Merger be, and hereby is, in all respects, approved;
FURTHER RESOLVED, that pursuant to and at the effective time of the Merger, the name of the Company shall be changed to “The Wendy's Company” and the Amended and Restated Certificate of Incorporation of the Company shall be amended to reflect such name change;
FURTHER RESOLVED, that the officers of the Company be, and each of them hereby is, authorized, in the name, and on behalf, of the Company, to execute and file or cause to be executed and filed such certificates, documents, instruments and agreements, and to perform any and all other acts that he or they may, in such officer's sole and absolute discretion, deem necessary or desirable to consummate the Merger; and
FURTHER RESOLVED, that the officers of the Company be, and each of them hereby is, authorized, in the name, and on behalf, of the Company, to execute and deliver or cause to be executed and delivered any and all other agreements, amendments, certificates, reports, applications, notices, letters or other documents and to do or cause to be done any and all such other acts and things as, in the opinion of any such officer, upon the advice of counsel, may be necessary, appropriate or desirable in order to enable the Company to fully and promptly carry out the purposes and intent of the foregoing resolutions, and any such action taken or any agreement, amendment, certificate, report, application, notice, letter or other document executed and delivered by them or any of them in connection with any such action will be conclusive evidence of such authority to take, execute and deliver the same.

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